EXHIBIT 11

The following table sets forth the computation of basic and diluted earnings per share:

	(Expressed in U. S. Currency)
	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Numerator :
Net Income (loss)	$(173,324)	$(608,555)	$(609,226)	$(1,681,635)
Dividends on Series A preferred stock	(778)	(780)	(2,318)	(2,315)
Dividends on Series B preferred stock	—	(85,321)	—	(253,180)

Numerator for basic and diluted loss per share loss available to common shareholders	$(174,102)	$(694,656)	$(611,544)	$(1,937,130)

Denominator :
Denominator for basic loss per share-weighted average shares outstanding	12,812,438	10,740,174	12,157,730	10,713,140
Effect of dilutive securities	—	—	—	—
Warrants	—	—	—	—

Dilutive potential common shares denominator for diluted earnings (loss) per share adjusted weighter-average shares and assumed conversion	12,812,438	10,740,174	12,157,730	10,713,140

Basic (loss) per share	$(0.01)	$(0.06)	$(0.05)	$(0.18)

Diluted (loss) per share	$(0.01)	$(0.06)	$(0.05)	$(0.18)